Eastman Announces Second-Quarter 2018 Financial Results

KINGSPORT, Tenn., July 26, 2018 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $2.39 per diluted share for second quarter 2018 versus $2.00 per diluted share for second quarter 2017. Adjusted earnings were $2.22 per diluted share for second quarter 2018 versus $1.98 per diluted share for second quarter 2017. For detail of the adjustments and reconciliation to reported company and segment earnings for all periods presented, see Tables 3A and 4A.

“In second quarter, we delivered an 8 percent increase in revenue and strong earnings growth,” said Mark Costa, Board Chair and CEO. “A significant contributor to the higher revenue was increased sales volume, with compelling 8 percent volume growth in the Additives & Functional Products and Advanced Materials segments driven by our innovation-led strategy. We remain confident that execution of our strategy will result in continued outstanding results going forward.”

(In millions, except per share amounts)	2Q2018	2Q2017
Sales revenue	$2,621	$2,419
Earnings before interest and taxes ("EBIT")	$491	$420
Adjusted EBIT*	$447	$420
Earnings per diluted share	$2.39	$2.00
Adjusted earnings per diluted share*	$2.22	$1.98
Net cash provided by operating activities	$443	$431
Free cash flow*	$342	$285

* For non-core and unusual items (primarily related to the previously reported tax items and coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 4A, 4B, and 5B.

Segment Results 2Q 2018 versus 2Q 2017

Additives & Functional Products - Sales revenue increased due to higher sales volume across the segment, a favorable shift in foreign currency exchange rates, and higher selling prices. The higher sales volume and higher selling prices for most product lines, particularly animal nutrition and coatings and inks additives, were primarily attributed to improved market conditions and enhanced commercial execution. Reported EBIT included insurance proceeds in excess of costs in second quarter 2018 resulting from the coal gasification incident. Reported and adjusted EBIT increased primarily due to higher sales volume and a favorable shift in foreign currency exchange rates, partially offset by increased investment in growth.

Advanced Materials - Sales revenue increased primarily due to higher sales volume across the segment, including for premium products such as Tritan™ copolyester, Saflex® head-up displays ("HUD"), and performance films, as well as a favorable shift in foreign currency exchange rates. Reported EBIT included insurance proceeds in excess of costs in second quarter 2018 resulting from the coal gasification incident. Reported and adjusted EBIT increased primarily due to higher sales volume and improved product mix of premium products as well as a favorable shift in foreign currency exchange rates, partially offset by higher raw material and energy costs and increased investment in growth.

Chemical Intermediates - Sales revenue increased due to higher selling prices across most product lines, particularly for acetyl derivatives attributed to favorable market conditions and for olefin derivatives due to higher raw material and energy prices. Lower sales volume was due to lower merchant ethylene sales resulting from a planned manufacturing shutdown and supplier operational disruptions at our Texas City and Longview, Texas sites, partially offset by higher functional amines sales attributed to improvement in the agriculture and energy markets. Reported EBIT included insurance proceeds in excess of costs in second quarter 2018 resulting from the coal gasification incident. Excluding this unusual item, adjusted EBIT decreased primarily due to increased costs of approximately $25 million resulting from supplier operational disruptions at the Texas City and Longview, Texas sites and higher planned maintenance costs. The decrease was partially offset by higher selling prices more than offsetting higher raw material and energy costs and the reduced negative impact of hedges of commodity prices on raw material costs.

Fibers - Sales revenue increased due to sales of nonwovens innovation platform products previously reported in "Other," higher sales volume for acetate tow due to customer buying patterns, and continued growth in the textiles innovation platform. The higher sales volume was partially offset by lower acetate tow selling prices attributed to lower industry capacity utilization. Reported EBIT included insurance proceeds in excess of costs in second quarter 2018 resulting from the coal gasification incident. Excluding this unusual item, adjusted EBIT increased slightly primarily due to higher sales volume and earnings from nonwovens innovation platform products, mostly offset by lower selling prices and increased investment in growth most of which was previously reported in “Other.”

Cash Flow

Eastman generated $443 million in cash from operating activities during second quarter 2018, primarily due to strong net earnings partially offset by increased working capital. For second quarter 2018, cash insurance proceeds, net of cash used, for the coal gasification repair and restart were approximately $55 million. Share repurchases totaled $150 million in second quarter 2018. See Table 5A.

The company continues to expect to generate $1.1 billion of free cash flow (cash from operating activities less net capital expenditures). See Table 5B. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives and repurchasing shares.

Outlook

Commenting on the outlook for full-year 2018, Costa said: “During the first half of the year, we delivered a 17 percent year-over-year increase in adjusted earnings per share. This performance was the result of strong volume growth in the specialty segments leveraging our innovation-driven growth model, as well as continued disciplined cost management, use of our robust free cash flow and a lower tax rate. Taking all of this together, we remain confident in our expectations for adjusted 2018 EPS growth to be between 10-14 percent.”

The full-year 2018 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining six months of 2018 and assume that the adjusted tax rate detailed in Tables 4A and 4B for first six months 2018 will be the actual rate for full-year 2018. Our 2018 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2018 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Tax Items and Revenue Recognition Accounting Change

In fourth quarter 2017, the Company recognized a provisional net increase to earnings of $339 million as a result of tax law changes, primarily the Tax Cuts and Jobs Act of 2017 and tax impact of outside-U.S. entity reorganizations, subject to adjustment during 2018. In second quarter 2018, the Company recognized a charge of $10 million to increase the one-time transition tax on the deferred foreign income component of the provisional net tax benefit recognized in fourth quarter 2017.

Beginning in first quarter 2018, the Company adopted Accounting Standards Codification 606 under which the Company recognizes revenue when control has been transferred to the customer, generally at the time shipment occurs. Under the previous revenue recognition accounting standard, the Company recognized revenue upon delivery of the goods. Second-quarter 2018 EBIT under the new method of revenue recognition was $4 million higher than it would have been under the former method of revenue recognition.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2018. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2018 available, and the Form 10-Q to be filed for second quarter 2018 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 27, 2018 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-457-1036, passcode number 2085270. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, July 27, 2018 to 11:00 a.m. ET, August 6, 2018 at 888-203-1112 or 719-457-0820, passcode 2085270.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 26, 2018

For Eastman Chemical Company Second Quarter 2018 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2018	2017	2018	2017
Sales	$2,621	$2,419	$5,228	$4,722
Cost of sales (1)	1,917	1,789	3,943	3,487
Gross profit	704	630	1,285	1,235
Selling, general and administrative expenses	189	181	379	360
Research and development expenses	60	58	116	115
Asset impairments and restructuring charges, net	4	—	6	—
Other components of post-employment (benefit) cost, net	(30)	(30)	(60)	(58)
Other (income) charges, net (2)	(10)	1	(56)	(3)
Earnings before interest and taxes	491	420	900	821
Net interest expense	61	61	120	121
Earnings before income taxes	430	359	780	700
Provision for income taxes (3)	84	65	144	127
Net earnings	346	294	636	573
Less: Net earnings attributable to noncontrolling interest	2	2	2	3
Net earnings attributable to Eastman	$344	$292	$634	$570

Basic earnings per share attributable to Eastman	$2.42	$2.01	$4.45	$3.91
Diluted earnings per share attributable to Eastman	$2.39	$2.00	$4.39	$3.89

Shares (in millions) outstanding at end of period	141.3	144.9	141.3	144.9
Shares (in millions) used for earnings per share calculation
Basic	141.9	145.3	142.3	145.7
Diluted	144.0	146.4	144.4	146.8

(1)
Includes $41 million proceeds from business interruption insurance net of costs and $46 million net costs in second quarter and first six months 2018, respectively, from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	Second quarter and first six months 2018 includes gains of $15 million and $65 million, respectively, from insurance for property damage from the coal gasification incident.

(3)
Second quarter and first six months 2018 includes a charge of $10 million decreasing the provisional net tax benefit previously recognized as a result of tax law changes. See "Tax Items and Revenue Recognition Accounting Change" and Table 4A.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Sales by Segment
Additives & Functional Products	$942	$830	$1,881	$1,603
Advanced Materials	729	657	1,422	1,291
Chemical Intermediates	709	703	1,439	1,373
Fibers	241	215	486	428
Total Sales by Segment	2,621	2,405	5,228	4,695
Other	—	14	—	27
Total Eastman Chemical Company	$2,621	$2,419	$5,228	$4,722

Table 2B – Sales Revenue Change

	Second Quarter 2018 Compared to Second Quarter 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	13%	8%	2%	3%
Advanced Materials	11%	9%	—%	2%
Chemical Intermediates	1%	(6)%	6%	1%
Fibers	12%	16%	(4)%	—%

Total Eastman Chemical Company	8%	4%	2%	2%

	First Six Months 2018 Compared to First Six Months 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	17%	9%	4%	4%
Advanced Materials	10%	7%	—%	3%
Chemical Intermediates	5%	(4)%	8%	1%
Fibers	14%	17%	(4)%	1%

Total Eastman Chemical Company	11%	5%	3%	3%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Sales by Customer Location
United States and Canada	$1,108	$1,088	$2,208	$2,154
Asia Pacific	639	581	1,281	1,093
Europe, Middle East, and Africa	725	624	1,452	1,224
Latin America	149	126	287	251
Total Eastman Chemical Company	$2,621	$2,419	$5,228	$4,722

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Additives & Functional Products
Earnings before interest and taxes	$192	$161	$368	$314
Coal gasification incident insurance proceeds in excess of costs	(4)	—	(2)	—
Excluding unusual item	188	161	366	314
Advanced Materials
Earnings before interest and taxes	150	137	285	258
Coal gasification incident insurance proceeds in excess of costs	(6)	—	(3)	—
Excluding unusual item	144	137	282	258
Chemical Intermediates
Earnings before interest and taxes	85	83	155	165
Coal gasification incident insurance proceeds in excess of costs	(21)	—	(2)	—
Excluding unusual item	64	83	153	165
Fibers
Earnings before interest and taxes	83	56	126	108
Coal gasification incident insurance proceeds in excess of costs	(25)	—	(12)	—
Excluding unusual item	58	56	114	108
Other
Loss before interest and taxes	(19)	(17)	(34)	(24)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (2)	8	—	19	—
Asset impairments and restructuring charges, net	4	—	6	—
Excluding non-core and unusual items	(7)	(17)	(9)	(24)

Total Eastman Chemical Company
Earnings before interest and taxes	491	420	900	821
Costs resulting from tax law changes and outside-U.S. entity reorganizations	8	—	19	—
Asset impairments and restructuring charges, net	4	—	6	—
Coal gasification incident insurance proceeds in excess of costs	(56)	—	(19)	—
Total earnings before interest and taxes excluding non-core and unusual items	$447	$420	$906	$821

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$491	$420	$900	$821
Costs of sales	(41)	—	46	—
Selling, general and administrative expenses	3	—	6	—
Asset impairments and restructuring charges, net	4	—	6	—
Other (income) charges, net	(10)	—	(52)	—
Total earnings before interest and taxes excluding non-core and unusual items	$447	$420	$906	$821

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2018 for descriptions of first quarter 2018 non-core and unusual items.

(2)	Costs resulting from fourth quarter 2017 tax law changes and related outside-U.S. entity reorganizations as part of the transition to an international treasury services center.

Table 3B - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Additives & Functional Products	$188	$161	$366	$314
Advanced Materials	144	137	282	258
Chemical Intermediates	64	83	153	165
Fibers	58	56	114	108
Total segment earnings before interest and taxes excluding non-core and unusual items	454	437	915	845
Other	(7)	(17)	(9)	(24)
Total earnings before interest and taxes excluding non-core and unusual items	$447	$420	$906	$821

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP earnings before interest and taxes, see Table 3A.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	Second Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$491	$430	$84	20%	$344	$2.39
Non-Core or Unusual Items:
Asset impairments and restructuring charges, net (1)	4	4	2		2	0.02
Coal gasification incident insurance proceeds in excess of costs (1)	(56)	(56)	(13)		(43)	(0.30)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (1)	8	8	2		6	0.04
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	(10)		10	0.07
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$447	$386	$65	17%	$319	$2.22

	Second Quarter 2017
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$420	$359	$65	18%	$292	$2.00
Non-Core or Unusual Items:
Adjustment to tax provision (3)	—	—	3		(3)	(0.02)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$420	$359	$68	19%	$289	$1.98

(1)
See Table 3A for description of second quarter 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	See "Tax Items and Revenue Recognition Accounting Change".

(3)	The provision for income taxes for second quarter 2017 was adjusted to reflect the then current forecasted full year effective tax rate.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	First Six Months 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$900	$780	$144	19%	$634	$4.39
Non-Core or Unusual Items:
Asset impairments and restructuring charges, net (1)	6	6	2		4	0.03
Coal gasification incident insurance proceeds in excess of costs (1)	(19)	(19)	(5)		(14)	(0.10)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (1)	19	19	5		14	0.10
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	(10)		10	0.07
Adjustment to tax provision (3)	—	—	5		(5)	(0.04)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$906	$786	$141	18%	$643	$4.45

	First Six Months 2017
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$821	$700	$127	18%	$570	$3.89
Non-Core or Unusual Items:
Adjustment to tax provision (3)	—	—	12		(12)	(0.09)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$821	$700	$139	20%	$558	$3.80

(1)
See Table 3A for description of first six months 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	See "Tax Items and Revenue Recognition Accounting Change".

(3)	The adjusted provision for income taxes for first six months 2018 and 2017 are calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months
	2018	2017
Effective tax rate	19%	18%
Discrete tax items (1)	—%	3%
Tax impact of current year non-core and unusual items (2)	(1)%	—%
Forecasted full year impact of expected tax events	—%	(1)%
Forecasted full year effective tax rate	18%	20%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First six months 2017 discrete items consisted of planned amendments to and finalization of prior years' income tax returns.

(2)	Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Operating activities
Net earnings (1)	$346	$294	$636	$573
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	148	147	300	292
Gain from property insurance	(15)	—	(65)	—
Provision for deferred income taxes	(6)	5	5	36
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	10	(17)	(213)	(166)
(Increase) decrease in inventories	(78)	(26)	(158)	(108)
Increase (decrease) in trade payables	(18)	(2)	(10)	(28)
Pension and other postretirement contributions (in excess of) less than expenses	(42)	(20)	(78)	(56)
Variable compensation (in excess of) less than expenses	53	50	(24)	(34)
Other items, net	45	—	15	(26)
Net cash provided by operating activities	443	431	408	483
Investing activities
Additions to properties and equipment	(116)	(146)	(244)	(279)
Proceeds from property insurance	15	—	65	—
Proceeds from sale of assets	—	—	—	1
Acquisitions, net of cash acquired	—	—	—	(4)
Other items, net	—	(1)	—	(1)
Net cash used in investing activities	(101)	(147)	(179)	(283)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	69	(95)	268	(95)
Proceeds from borrowings	75	250	350	500
Repayment of borrowings	(253)	(250)	(428)	(250)
Dividends paid to stockholders	(80)	(74)	(160)	(149)
Treasury stock purchases	(150)	(100)	(250)	(175)
Dividends paid to noncontrolling interest	(2)	(1)	(2)	(1)
Proceeds from stock option exercises and other items, net	2	10	(1)	12
Net cash used in financing activities	(339)	(260)	(223)	(158)
Effect of exchange rate changes on cash and cash equivalents	(4)	1	(4)	(1)
Net change in cash and cash equivalents	(1)	25	2	41
Cash and cash equivalents at beginning of period	194	197	191	181
Cash and cash equivalents at end of period	$193	$222	$193	$222

(1)	Second quarter and first six months 2018 net earnings includes cash proceeds from coal gasification incident business interruption and property damage insurance.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Net cash provided by operating activities	$443	$431	$408	$483
Capital expenditures
Additions to properties and equipment	(116)	(146)	(244)	(279)
Proceeds from property insurance (1)	15	—	65	—
Net capital expenditures	(101)	(146)	(179)	(279)
Free cash flow	$342	$285	$229	$204

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6A – Selected Balance Sheet Items

	June 30,	December 31,
(Dollars in millions, unaudited)	2018	2017
Cash and cash equivalents	$193	$191
Total borrowings	6,695	6,540
Total Eastman stockholders' equity	5,697	5,403

Table 6B – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2018	2017
Total borrowings	$6,695	$6,540
Less: Cash and cash equivalents	193	191
Net debt	$6,502	$6,349